Exhibit 3.1

State of Delaware

Office of the Secretary of State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED”, CHANGING ITS NAME FROM “NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED” TO “ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF NOVEMBER, A.D. 2001, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3195531 8100	AUTHENTICATION: 1468695

010602830	DATE: 11-28-01

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/28/2001 010602830 - 3195531

RESTATED CERTIFICATE OF INCORPORATION
OF
NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

New ICO Global Communications (Holdings) Limited, a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.         The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 17, 2000.

2.         The following Restated Certification of Incorporation was duly adopted by this corporation’s stockholders pursuant to the applicable provisions of Section 242 and Section 245 of the DGCL. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation.

ARTICLE 1 - NAME

The name of the corporation shall be: ICO Global Communications (Holdings) Limited

ARTICLE 2 - DURATION

The period of its duration is perpetual.

ARTICLE 3 - PURPOSES

The nature of the business or purpose to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4 - REGISTERED AGENT

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Ste. 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 5 - SHARES

A.       Classes of Stock. The corporation shall have authority to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the “Common Stock.” The total number of shares that the corporation is authorized to issue is 1,125,000,000 shares, of which 900 million shares shall be Class A Common Stock, 150 million shares shall be Class B Common Stock and 75 million shares shall be Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of one cent ($.01). Authority is hereby expressly granted to the

Board of Directors (the “Board”) to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the DGCL in respect of any class or classes of Preferred Stock or any series of any class of Preferred Stock of the corporation.

B.        Class A Common Stock and Class B Common Stock. Except with regard to the differential voting power as described in Section B.4 of this Article 5 and the Conversion Rights described in Section B.7 of this Article 5, the Class A Common Stock and the Class B Common Stock shall have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

1.         Dividend Rights. The holders of shares of Common Stock shall be entitled to receive ratably without regard to class such dividends as may from time to time be declared by the Board out of funds legally available therefor. Stock dividends on any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they shall be paid or issued only in shares of that class.

2.         Distribution of Assets upon Liquidation. In the event that the corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for such parties the full amounts to which they are otherwise entitled under this Restated Certificate of Incorporation or by law, the net assets of the corporation remaining thereafter shall be divided ratably without regard to class among the holders of shares of Common Stock.

3.         Redemption. Neither the corporation nor any holder of Class A Common Stock or Class B Common Stock shall have the right to require the redemption of Class A Common Stock or Class B Common Stock, except as otherwise may be mutually agreed in writing by the corporation and one or more holders of Class A Common Stock or Class B Common Stock with respect to such holder’s or holders’ shares of Common Stock.

4.         Voting Rights. On all matters upon which holders of the Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the corporation and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the transfer books of the corporation. Except as may be otherwise required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

5.         Split, Subdivision or Combination. If the corporation shall in any manner split, subdivide or combine the outstanding shares of any class of Common Stock (or undertake any similar transaction), the outstanding shares of the other classes of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other classes of Common Stock have been split, subdivided or combined. Any decrease or increase in the number of shares of any class of Common Stock resulting from a split, subdivision, combination or consolidation of shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Stock, so that the number of shares of each class of Common Stock outstanding shall be impacted proportionately.

6.         Merger or Consolidation. In the event of any consolidation, merger, division, share exchange, combination, sale of all or substantially all of the corporation’s assets, or other transaction in which the shares of Class B Common Stock are exchanged for or changed into other securities, cash and/or any other property, then the holders of each class of Common Stock shall be entitled to receive the same per share consideration in such transaction; provided that if all or part of the consideration so received consists of common stock of the surviving or resulting entity, the common stock so issued may differ as to voting and conversion rights to the extent, but only to the extent, that the classes of Common Stock so differ as set forth herein.

7.         Conversion. The holders of shares of Class B Common Stock shall have optional conversion rights, and be subject to automatic conversion, as follows (collectively, the “Conversion Rights”):

(a)       Optional Conversion. At any time, each share of Class B Common Stock shall be convertible at the option of the holder thereof into one fully paid and nonassessable share of Class A Common Stock.

(b)       Automatic Conversion. Shares of Class B Common Stock that are sold, assigned, pledged, encumbered or transferred on any basis, whether voluntary or involuntary (a “Transfer”), shall be automatically converted into shares of Class A Common Stock, whether or not the certificates representing such shares of Class B Common Stock have been surrendered for conversion, (i) upon such Transfer except for Transfers to a Permitted Transferee (as defined below) or (ii) following a Transfer to a Permitted Transferee, at the time, if any, that the Permitted Transferee ceases to qualify as a Permitted Transferee.

(c)       For purposes of this Section B.7. the following terms shall have the meanings set forth below:

(i)         “Affiliate” shall mean a party that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the stockholder specified. For purposes of this definition, an entity shall be deemed to be controlled by a stockholder if (and only for so long as) (x) such stockholder has the right to vote by ownership, proxy or otherwise securities constituting 5% or more of the voting power of such entity if such entity has equity securities registered and files reports under the United States Securities Exchange Act of 1934, as amended, or otherwise (if not reporting) securities constituting 50% or more of the voting power of such entity; (y) such stockholder possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; or (z) with respect to a charitable trust, foundation or nonprofit corporation, such stockholder is the sole trustee or director or has the power to appoint a majority of the trustees or directors thereof. In addition, without limiting the generality of the foregoing, Teledesic Corporation, Teledesic LLC, Teledesic Holdings Limited, XO Communications, Inc., and Nextel Communications, Inc. shall each be deemed an Affiliate of Craig O. McCaw and Eagle River Investments, L.L.C. (“Eagle River”).

(ii)        “Permitted Transferee” shall mean any one of the following persons or entities:

(a)        Eagle River, Craig O. McCaw, William H. Gates III, Cascade Investment, L.L.C., any Affiliate of Eagle River and any person who or entity which has executed a valid irrevocable written voting proxy covering the transferred Class B Common Stock in favor of Eagle River for the period of time such person or entity owns such Class B Common Stock, which proxy contains an acknowledgment that it is coupled with an interest; or

(b)       in the event of any bona fide pledge by the holder of shares of Class B Common Stock, a lender, financing entity or investment banking firm so long as the pledgee acknowledges in writing that the shares subject to such pledge are subject to automatic conversion as provided herein upon foreclosure or other action to take or sell such shares.

(d)       Mechanics of Conversion. In the event of optional conversion of Class B Common Stock pursuant to Section B.7(a) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent of such stock, and shall give written notice to the secretary of the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The corporation shall, as soon as practical thereafter, issue and deliver at such office to such holder or the nominee or nominees of such holder, certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on such date of such surrender of the shares to be converted and the person or persons entitled to receive the shares of Class A Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. In the event of the automatic conversion of shares of Class B Common Stock pursuant to Section B.7(b) hereof, the outstanding certificates representing the shares of Class B Common Stock so converted shall be deemed to represent, immediately upon such conversion and without further action, the appropriate number of shares of Class A Common Stock issuable upon such conversion; and, upon tender to the corporation of the original certificate(s) representing such converted shares of Class B Common Stock, the holder thereof shall be entitled to receive new certificate(s) representing the appropriate number of shares of Class A Common Stock issuable upon such conversion. Any shares of Class B Common Stock cancelled pursuant to this Section B.7 shall be restored to the status of authorized but unissued shares of Class B Common Stock.

(e)       Reservation of Class A Common Stock Issuable upon Conversion. The corporation shall at all times keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, in addition to such other remedies as may be available to the holders of such shares, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

8.         No Impairment. The corporation will not, (i) by amendment of this Restated Certificate of Incorporation or the corporation’s Bylaws, (ii) by adopting any provision or entering into any agreement inconsistent therewith, or (iii) through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance of shares or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out all of the provisions of this Article 5 and in taking all of such action as may be necessary or appropriate in order to protect the powers, preferences and rights, including the voting rights and any Conversion Rights of the holders of shares of Class A Common Stock and Class B Common Stock against impairment.

ARTICLE 6 - NO PREEMPTIVE RIGHTS

Except as may be otherwise provided by the Board, no preemptive rights shall exist with respect to the shares of Common Stock or securities convertible into shares of Common Stock of this corporation.

ARTICLE 7 - BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

ARTICLE 8 - DIRECTORS

The number of directors of the corporation shall be determined in the manner specified in the Bylaws and may be increased or decreased from time to time in the manner provided therein. Elections of directors need not be by written ballot unless required by the corporation’s Bylaws.

ARTICLE 9 - NO CUMULATIVE VOTING

No cumulative voting for directors shall be permitted.

ARTICLE 10 - INDEMNIFICATION

A.       The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any all expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

B.        Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the corporation) or may (in the case of any action, suit, or proceeding against an officer, trustee, employee or agent) be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the corporation as authorized in this Article 10.

C.        Neither the amendment or repeal of this Article 10, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 10 shall eliminate or reduce the effect of this Article 10 in respect of any matters occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, such or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article 10, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

D.        If a claim under this Article 10 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E.        The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 11 - LIMITATIONS OF DIRECTOR LIABILITY

The personal liability of directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the DGCL, as the same may be amended and supplemented. A director of the corporation shall, to the fullest extent permitted by DGCL, as the same may be amended and supplemented, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as expressly provided in the DGCL. Neither any amendment nor repeal of this Article 11, nor adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11 would occur or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 12 - BUSINESS COMBINATIONS AND TRANSACTIONS
WITH INTERESTED STOCKHOLDERS

A.       The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the DGCL.

B.        In anticipation that (1) Craig O. McCaw, Eagle River and/or his or its Affiliates (as such terms are defined in this Restated Certificate of Incorporation and together with Mr. McCaw, the “McCaw Group”) will remain, for some period of time, stockholders of the corporation and will have continued contractual, corporate and business relations with the corporation, and (2) the corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, “Related Entities”), the provisions Sections B through I of this Article 12 are set forth to regulate and guide such relations and the powers, rights, duties and liabilities of the corporation and its officers, directors and stockholders in connection therewith.

C.        Any contract or business relation that does not comply with procedures set forth in this Article 12 shall not by reason thereof be deemed void or voidable or be deemed to result in or constitute any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of this Restated Certificate of Incorporation, the corporation’s Bylaws, the DGCL and other applicable law.

D.        No contract, agreement, arrangement or transaction between the corporation and any member of the McCaw Group or any Related Entity, or between the corporation and one or more of the directors or officers of any member of the McCaw Group or any Related Entity, or any amendment, modification or termination thereof (a “Transaction”), shall be void or voidable solely for the reason that any member of the McCaw Group or any Related Entity, or any one or more of the directors or officers of any member of the McCaw Group or any Related Entity, are parties to the Transaction, or solely because any members of the McCaw Group or any Related Entity, or any one or more of the directors or officers of any member of the McCaw Group or any Related Entity, are present at or participate in the meeting of the Board that authorizes such Transaction, or solely because his or their votes are counted for such purpose.

E.        In each case, to the extent permitted by the DGCL and other applicable law, any member of the McCaw Group, any Related Entity and such officers and directors of any member of the McCaw Group or any Related Entity (1) shall have fully satisfied and fulfilled any fiduciary duties they may have to the corporation and its stockholders with respect to the Transaction, (2) shall not be liable to the corporation or its stockholders for any breach of any fiduciary duty they may have by reason of the entering into, performance or consummation of any such Transaction, (3) shall be deemed to have acted in good faith and in a manner such persons reasonably believed to be in or not opposed to the best interests of the corporation, to the extent such standard is applicable to such persons’ conduct, and (4) shall be deemed not to have breached any duties of loyalty to the corporation or its stockholders and not to have derived an improper personal benefit therefrom, if:

(a)       the material facts as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction and the Board or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of the Disinterested Directors (as defined below) on the Board or such committee (provided that such committee may only so authorize or approve the Transaction if Disinterested Directors are on such committee);

(b)       the material facts as to the Transaction are disclosed or arc known to the stockholders entitled to vote on the Transaction, and the Transaction is specifically approved by vote of the stockholders (other than, in connection with any Transaction between the corporation and any member of the McCaw Group, the members of the McCaw Group and, in connection with any Transaction between the corporation and any Related Entity, any Related Entity); or

(c)       the substantive terms and conditions of such Transaction are fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.

F.        Directors of the corporation who are also directors or officers of any member of the McCaw Group or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes or approves any such Transaction and may vote at such meeting in accordance with the provisions of this Article 12. Common Stock or Preferred Stock having voting rights which are owned by any member of the McCaw Group and any Related Entity may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction and may be voted at such meeting in accordance with the provisions of this Article 12.

G.        No member of the McCaw Group or any Related Entity shall be liable to the corporation or its stockholders for breach of any fiduciary duty it may have by reason of the fact that any member of the McCaw Group or any Related Entity takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between any member of the McCaw Group or any Related Entity and the corporation. No vote cast or other action taken by any person who is an officer, director or other representative of any member of the McCaw Group or any Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the corporation, shall constitute an action of, or the exercise of a right by, or a consent of, any member of the McCaw Group or any Related Entity for the purpose of any such Transaction.

H.        Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, and in addition to any vote of the Board required by applicable law or this Restated Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation’s Common Stock then outstanding, voting together as a single class pursuant to the voting rights set forth in this Restated Certificate of Incorporation, shall be required to (1) alter, amend or repeal in a manner adverse to the interests of any member of the McCaw Group or any Related Entity (as determined in the McCaw Group’s sole discretion), or (2) adopt any provision adverse to the interests of any member of the McCaw Group or any Related Entity and inconsistent with, any provision of this Article 12 (as determined in the McCaw Group’s sole discretion). Neither the alteration, amendment or repeal of this Article 12 nor the adoption of any provision inconsistent with this Article 12 shall eliminate or reduce the effect of this Article 12 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 12, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

I.         For purposes of this Article 12, “Disinterested Director” shall mean (1) in connection with any Transaction between the corporation and any member of the McCaw Group, a director of the corporation who is not and has never been an officer, employee or paid consultant of any member of the McCaw Group (other than this corporation) and (2) in connection with any Transaction between the corporation and any Related Entity, a director of the corporation who is not and has never been an officer, employee or paid consultant of such Related Entity (other than this corporation).

ARTICLE 13 - AMENDMENTS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereinafter prescribed by statutes, and all rights conferred upon the stockholders therein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this document and affirms, under the penalties of perjury, that the statements herein are true and that this instrument is the act and deed of New ICO Global Communications (Holdings) Limited as of November 28, 2001.

NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ David Curtin
David Curtin, Secretary